Exhibit 99.3

TESORO HAWAII

UNAUDITED COMBINED FINANCIAL STATEMENTS

As of June 30, 2013 and for the the six months ended June 30, 2013 and 2012

TESORO HAWAII
STATEMENTS OF COMBINED OPERATIONS
(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands)
REVENUES (a)	$1,493,113	$1,662,445

COSTS AND EXPENSES:
Cost of sales (a)	1,426,976	1,534,190
Operating expenses	61,189	70,414
Selling, general and administrative expenses	11,412	12,964
Depreciation and amortization expense	1,332	13,837
(Gain) loss on asset disposals and impairments	(14,340)	370
OPERATING INCOME	6,544	30,670
Interest income (expense), net	(61)	1,776
EARNINGS BEFORE INCOME TAXES	6,483	32,446
Income tax expense (benefit)	172	(600)
NET EARNINGS	$6,311	$33,046

SUPPLEMENTAL INFORMATION:
(a) Includes excise taxes collected by our retail segment (excluding credits)	$10,600	$11,424

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
COMBINED BALANCE SHEETS
(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands)
ASSETS
CURRENT ASSETS
Cash	$2,015	$1,914
Receivables, less allowance for doubtful accounts	80,202	95,189
Inventories	59,901	223,544
Prepayments and other current assets	2,291	2,409
Total Current Assets	144,409	323,056
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost	52,650	51,055
Less accumulated depreciation and amortization	(38,962)	(37,630)
Net Property, Plant and Equipment	13,688	13,425
OTHER NONCURRENT ASSETS	8,297	7,791
Total Assets	$166,394	$344,272

LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES
Accounts payable	$7,880	$14,546
Accrued liabilities	37,472	43,141
Deferred revenue	7,503	2,863
Current portion of capital lease obligations	197	187
Total Current Liabilities	53,052	60,737
DEFERRED INCOME TAXES	687	702
OTHER NONCURRENT LIABILITIES	5,689	5,388
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	1,633	1,734
COMMITMENTS AND CONTINGENCIES (Note H)

NET PARENT INVESTMENT	105,333	275,711
Total Liabilities and Net Parent Investment	$166,394	$344,272

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
STATEMENTS OF CHANGES IN COMBINED NET PARENT INVESTMENT
(Unaudited)

Net Parent Investment

(in thousands)
AT DECEMBER 31, 2012	$275,711
Net earnings	6,311
Net change in Parent advances	(176,689)
AT JUNE 30, 2013	$105,333

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
STATEMENTS OF COMBINED CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012
	(In thousands)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net earnings	$6,311	$33,046
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation and amortization expense	1,332	13,837
Loss (gain) on asset disposals and impairments	(14,340)	370
Stock-based compensation expense	2,234	625
Provisions for bad debts	(200)	(861)
Deferred income taxes	—	830
Deferred turnaround and maintenance expenditures	—	(19,949)
Other changes in noncurrent assets and liabilities	(212)	(4,102)
Changes in current assets and current liabilities:
Receivables	15,187	33,467
Inventories	163,643	118,643
Prepayments	104	(230)
Accounts payable and accrued liabilities	2,342	3,306
Deferred revenue	4,642	(2,050)
Net cash from operating activities	181,043	176,932
CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures	(1,929)	(10,209)
Net cash used in investing activities	(1,929)	(10,209)
CASH FLOWS USED IN FINANCING ACTIVITIES
Net cash repayments to Parent	(179,013)	(169,738)
Net cash used in financing activities	(179,013)	(169,738)

INCREASE (DECREASE) IN CASH	101	(3,015)
CASH, BEGINNING OF PERIOD	1,914	6,048
CASH, END OF PERIOD	$2,015	$3,033

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Capital expenditures included in accounts payable at end of period	$20	$893

The accompanying notes are an integral part of these combined financial statements.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE A – BASIS OF PRESENTATION

As used in this report, “Tesoro Hawaii,” “the Company,” “we,” “us” or “our” refers to Tesoro Hawaii, the Hawaii-based business of Tesoro Corporation. Tesoro Hawaii includes Tesoro Hawaii, LLC (formerly Tesoro Hawaii Corporation), its wholly-owned subsidiary, Smiley’s Super Service, Inc., and certain inventories owned by affiliates of Tesoro Hawaii. Tesoro Hawaii Corporation was incorporated in the state of Hawaii. On July 18, 2012, Tesoro Hawaii Corporation converted to a limited liability company in the state of Hawaii and continues its existence, without interruption, in the organizational form of Tesoro Hawaii, LLC. Tesoro Hawaii is wholly-owned by Tesoro Corporation. Affiliate inventories included in Tesoro Hawaii relate to crude oil in transit to the Company’s refinery (“the Refinery”). When used in descriptions of agreements and transactions, “Tesoro” or the “Parent” refers to Tesoro Corporation and its consolidated subsidiaries.

The accompanying combined carve-out financial statements of Tesoro Hawaii have been prepared from the historical accounting records of Tesoro. These combined financial statements reflect the carve-out financial position and the related results of operations, and changes in net parent investment in a manner consistent with the management of the Company as though we had been a stand-alone business for all periods presented. The accompanying combined financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented.  Such adjustments are of a normal recurring nature, unless otherwise disclosed.

We prepare our combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. We review our estimates on an ongoing basis, based on currently available information. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

 Tesoro Hawaii operates through two business segments. Our refining operating segment (“refining segment”) operates the Refinery in Kapolei, Hawaii. The Refinery’s major processing units include crude distillation, vacuum distillation, visbreaking, hydrocracking, hydrotreating and naphtha reforming units, which produce jet fuel, diesel fuel, gasoline and gasoline blendstocks, heavy fuel oils, liquefied petroleum gas and asphalt. The Refinery has a crude oil capacity of 94 thousand barrels per day (“Mbpd”) and sells refined products in wholesale and bulk markets to a variety of customers primarily within the state of Hawaii.

Our logistics assets, which consist of transportation and terminal assets, are included in the refining segment. Our transportation assets consist of our single-point mooring, which is used to discharge crude oil from tankers, underwater pipelines between the single-point mooring and the Refinery and other crude oil and refined products pipelines.  Our terminal assets consist of refined products terminals, a diesel terminal and an aviation fuel terminal. Additionally, we use two barges for delivery of refined products and one tug to aid in our marine operations. These marine vessels are chartered by Tesoro and the costs incurred are billed to us.

Our retail operating segment (“retail segment”) sells transportation fuels and convenience products through a network of retail stations under the Tesoro® brand.  As of June 30, 2013, we have 30 retail stations located on the islands of Oahu, Maui, and Hawaii.

Our earnings, cash flows from operations and liquidity depend upon many factors, including producing and selling refined products at margins above fixed and variable expenses. The prices of crude oil and refined products have fluctuated substantially in our markets. Our operations are significantly influenced by the timing of changes in crude oil costs and how quickly refined product prices adjust to reflect these changes. These price fluctuations depend on numerous factors beyond our control, including the global supply and demand for crude oil and refined products, which are subject to, among other things, changes in the global economy and the level of foreign and domestic production of crude oil and refined products, geo-political conditions, availability of crude oil and refined product imports, the infrastructure to transport crude oil and refined products, weather conditions, earthquakes and other natural disasters, seasonal variations, government regulations, threatened or actual terrorist incidents or acts of war and local factors, including market conditions and the level of operations of other suppliers in our markets. As a result of these factors, margin fluctuations during any reporting period can have a significant impact on our results of operations, cash flows, liquidity and financial position.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Transactions between the Company and Tesoro have been identified as related party transactions. It is possible that the terms of the transactions with Tesoro are not the same as those that would result from transactions among unrelated parties. The combined carve-out financial statements include certain allocations of costs from Tesoro for general and administrative services, support functions, and national operations groups for our refining and retail segments (see Note I). In the opinion of Tesoro’s management, these allocations have been made on a reasonable basis for a fair presentation of the combined carve-out financial statements and have been consistently applied for each period presented. While the basis for allocating such costs is considered reasonable by management, amounts allocated to the Company could differ significantly from amounts that would otherwise be determined if the Company were operating on a stand-alone basis.

The net parent investment reflects Tesoro’s investment in Tesoro Hawaii, accumulated earnings and losses of Tesoro Hawaii and intercompany balances with Tesoro that are not settled on a current basis. Funding for our operations is and will continue to be reflected within net parent investment as payments are made, as required, on our behalf by Tesoro.

We have evaluated subsequent events through November 4, 2013, the date the financial statements were available to be issued.  Any material subsequent events that occurred during this time have been properly recognized or disclosed in our financial statements.

NOTE B – INVENTORIES

Inventories at June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Crude oil and refined products	$46,001	$210,378
Materials and supplies	12,014	11,422
Merchandise	1,886	1,744
Total Inventories	$59,901	$223,544

The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $314.3 million and $329.1 million at June 30, 2013 and December 31, 2012, respectively.

NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, at June 30, 2013 and December 31, 2012  consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Refining	$1,532	$—
Retail	51,118	51,055
Property, plant and equipment, at cost	52,650	51,055
Accumulated depreciation	(38,962)	(37,630)
Net property, plant and equipment	$13,688	$13,425

See Note L for more information regarding the impairment of property, plant and equipment during the year ended December 31, 2012.

NOTE D – FAIR VALUE MEASUREMENTS

We classify our financial instruments and any non-recurring fair value measurements of non-financial assets into the following fair value hierarchy:

•	level 1 - quoted prices in active markets for identical assets and liabilities;

•	level 2 - quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

•	level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

The carrying value of our financial instruments, including cash, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturities of these instruments.

There were no material nonfinancial assets or liabilities that were measured at fair value as of June 30, 2013, other than the remeasurement of Asset Retirement Obligations (“AROs”) related to the Refinery, as discussed in Note L.

NOTE E - DERIVATIVE INSTRUMENTS

The timing, direction and overall change in refined product prices versus crude oil prices impacts profit margins and has a significant impact on our earnings and cash flows. Consequently, on our behalf, Tesoro uses non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of feedstocks and refined products to or from the Company’s refineries, terminals, retail operations and customers.  In addition, Tesoro also uses non-trading derivative instruments to manage price risks associated with inventories above or below our target levels.  To achieve its objectives, Tesoro uses financial instruments such as exchange-traded futures (“Futures Contracts”) and over-the-counter swaps (“OTC Swap Contracts”), all generally with maturity dates of less than two years. Tesoro believes that there is minimal credit risk with respect to its counterparties.

The accounting for changes in the fair value of the commodity derivatives entered into by Tesoro on our behalf depends on whether Tesoro has elected the normal purchases and normal sales exception.  No changes in fair value were measured using inputs that would be classified as Level 3 in the fair value hierarchy. The accounting for the change in fair value can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
All other derivatives	Mark-to-market accounting

The primary derivative instruments that Tesoro uses have the following characteristics. Futures Contracts include a requirement to buy or sell the commodity at a fixed price in the future. OTC Swap Contracts are contractual agreements between two parties who agree to exchange one set of cash flows for another, require cash settlement and are based on the difference between fixed or floating price. Certain of these contracts require cash collateral if the liability position exceeds specified thresholds.

We have no derivatives recorded in our combined balance sheets since we are not party to any of the contracts entered by Tesoro on our behalf.

Gains (losses) allocated to us by Tesoro for mark-to-market derivatives are included in cost of sales and were as follows for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended
Mark-to-Market Derivatives:	June 30, 2013	June 30, 2012
Commodity Futures Contracts	$(9,336)	$4,506
Commodity OTC Swap Contracts	(365)	(18,121)
Total Mark-to-Market Derivatives	$(9,701)	$(13,615)

The information below presents the net volume of outstanding commodity contracts by type of instrument and year of maturity as of June 30, 2013 (volumes in thousands of barrels) that Tesoro has entered into on our behalf.

Mark-to-Market Derivatives
Derivative instrument and Year of maturity	Short Contract Volumes
Futures
2013	(4,045)

NOTE F - ACCRUED LIABILITIES

Our accrued liabilities at June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Asset retirement obligations	$3,055	$19,500
Deposit for Refinery start-up costs	14,951	—
Taxes other than income taxes, primarily excise taxes	11,908	13,178
Employee costs	4,682	4,764
Accrued rent expense	2,178	3,492
Environmental liabilities	69	441
Deferred income taxes	334	341
Other	295	1,425
Total Accrued Liabilities	$37,472	$43,141

NOTE G – EMPLOYEE BENEFIT PLANS

We participate in Tesoro’s qualified defined benefit pension plan that is available to all eligible employees. The plan’s benefits are determined based on a cash balance account based formula for service beginning January 1, 2011. The assets of this plan are primarily held in fixed income securities, foreign and U.S. equity securities, and interest-bearing cash. Net pension expense allocated to the Company amounted to $0.4 million and $2.3 million during the six months ended June 30, 2013 and 2012. Amounts allocated are based on our employees’ demographic information.

We participate in postretirement benefit plans sponsored by Tesoro, which provide certain health care and life insurance benefits to current and future retirees who meet eligibility requirements. Net postretirement benefit allocated to the Company amounted to $0.1 million and $0.8 million during the six months ended June 30, 2013 and 2012, respectively.

Tesoro remeasured its pension and other postretirement benefit obligations during the second quarter of 2013 as a result of changes in the business. The remeasurement resulted in a decrease in pension expense and a reduction of the postretirement benefit obligation driven by the acceleration of prior service costs and special termination benefits attributable to Hawaii participants, which was allocated to the Company for the six months ended June 30, 2013.

Our employees also participate in one of two 401(k) employee benefit plans of Tesoro.  Tesoro sponsors an employee thrift 401(k) plan (“Thrift Plan”) that provides for contributions, subject to certain limitations, by eligible employees into designated investment funds with a matching contribution by Tesoro equal to 100% of employee contributions, up to 6% of the employee’s eligible compensation.  Tesoro also sponsors a separate 401(k) savings plan for eligible retail store employees (“Retail Savings Plan”) who meet the plan’s eligibility requirements. Eligible retail store employees automatically receive a non-elective employer contribution in the Retail Savings Plan equal to 3% of eligible earnings, regardless of participation. For eligible retail store employees that make pre-tax contributions, Tesoro provides a matching contribution equal to $0.50 for each $1.00 of employee contributions, up to 6% of eligible earnings.

For the Thrift Plan and Retail Savings Plan, the Company has been charged expenses for matching contributions made by Tesoro. Expense charged to the Company for the six months ended June 30, 2013 and 2012 is set forth below (in thousands):

	Six Months Ended
	June 30, 2013	June 30, 2012
Thrift Plan (a)	$956	$784
Retail Savings Plan	78	51
______________
(a)
Includes expense charged to the Company related to a profit-sharing contribution to the Thrift Plan during the six months ended June 30, 2013. This discretionary contribution will normally be made following the performance year. All employees eligible for the Thrift Plan who are employed on December 31 of the year the results are achieved are qualified to receive this contribution, even if they are not contributing to the Thrift Plan.

NOTE H - COMMITMENTS AND CONTINGENCIES

Environmental and Tax Matters

We are party to various litigation and contingent loss situations, including environmental and income tax matters, arising in the ordinary course of business.  Although we cannot predict the ultimate outcomes of these matters with certainty, we have accrued for the estimated liabilities, when appropriate. We believe that the outcome of these matters will not have a material impact on our liquidity or financial position, although the resolution of certain of these matters could have a material impact on our results of operations.

We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites, install additional controls, or make other modifications to certain emission sources, equipment or facilities.

We are subject to extensive federal and state tax laws and regulations. Newly enacted tax laws and regulations, and changes in existing tax laws and regulations, could result in increased expenditures in the future. We are also subject to audits by federal and state taxing authorities in the normal course of business. It is possible that tax audits could result in claims against us in excess of recorded liabilities. We believe that resolution of any such claim(s) would not have a material impact on our financial position, results of operations and liquidity.

Environmental Liabilities

We are incurring and expect to continue to incur expenses for environmental liabilities at the Refinery and a number of currently and previously owned or operated pipeline, terminal and retail station assets. We have accrued liabilities for these expenses and believe these accruals are adequate based on current information and projections that can be reasonably estimated. Our environmental accruals are based on estimates including engineering assessments, and it is possible that our projections will change and additional costs will be recorded as more information becomes available.  Changes in our environmental liabilities for the six months ended June 30, 2013 were as follows (in thousands):

June 30, 2013
Balance at December 31, 2012	$3,649
Additions, net	273
Expenditures	(430)
Balance at June 30, 2013	$3,492

Our expenditures and estimated liabilities will be offset by amounts due to the Company from the Refinery’s prior owner under an indemnification agreement. At both June 30, 2013 and December 31, 2012, we have estimated amounts owed to us for costs related to conditions existing at the time of our acquisition of the Refinery to be $2.4 million. These receivable amounts are presented within other noncurrent assets in our combined balance sheets.

The Environmental Protection Agency (“EPA”) has alleged that we have violated regulations under the Clean Air Act at our Refinery. We are continuing discussions of the EPA’s claims with the EPA and the U.S. Department of Justice for purposes of evaluating and resolving the claims. The ultimate resolution of these matters could require us to incur material capital expenditures primarily for the installation of additional emission control equipment.  While we cannot currently estimate the amount or timing of the resolution of these matters, and currently believe that the outcome of these matters will not have a material impact on our liquidity or financial position, the ultimate resolution could have a material impact on our results of operations.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Other Matters

In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters. We have not established accruals for these matters unless a loss is probable and the amount of loss is currently estimable. On the basis of existing information, we believe that the resolution of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position, results of operations or liquidity.

We, along with substantially all of Tesoro’s active domestic subsidiaries, guarantee certain senior indebtedness incurred by Tesoro which had an aggregate outstanding balance of $1.2 billion at June 30, 2013. In addition, Tesoro has a revolving credit facility (the “Revolving Credit Facility”) with a total available capacity of $3.0 billion under which there were $700.0 million in borrowings and $782.6 million in letters of credit outstanding at June 30, 2013. The Revolving Credit Facility is guaranteed by substantially all of Tesoro’s active domestic subsidiaries excluding Tesoro Logistics GP, LLC, Tesoro Logistics LP and its subsidiaries, and certain foreign subsidiaries, and is secured by substantially all of Tesoro’s active domestic subsidiaries’ crude oil and refined product inventories, cash and receivables, including Tesoro Hawaii. The total unused credit availability under the Revolving Credit Facility at June 30, 2013 was $1.5 billion.

Tesoro Hawaii, along with certain subsidiaries of Tesoro, participates in three separate uncommitted letter of credit agreements with $142.6 million outstanding at June 30, 2013. Letters of credit under these agreements are secured by the physical inventories for which they are issued. Tesoro Hawaii did not have any outstanding letters of credit or inventory acting as security under Tesoro’s uncommitted letter of credit agreements at June 30, 2013. Capacity under these letter of credit agreements is available on an uncommitted basis, and can be terminated by either party, at any time.

NOTE I - RELATED PARTY TRANSACTIONS

Our combined financial statements include amounts recorded for certain related party transactions with Tesoro. Such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist.

For purposes of these financial statements, payables and receivables for transactions between the Company and Tesoro related to sales and cost of sales transactions are included in net parent investment since these amounts are not settled on a current basis. Additionally, the Company participates in Tesoro’s centralized cash management program under which cash receipts and cash disbursements are processed through Tesoro’s cash accounts with a corresponding credit or charge to an intercompany account.  This intercompany account is also included in the net parent investment balance.

The related-party transactions for the six months ended June 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended
	June 30, 2013	June 30, 2012
Revenues	$41,753	$77,849
Cost of sales	71,067	94,585
Operating expenses	6,601	4,486
Selling, general and administrative expenses	12,295	12,963

Revenues received by the Company from its sales of crude oil and refined products to Tesoro amounted to $41.8 million and $77.8 million during the six months ended June 30, 2013 and 2012, respectively. Sales of crude oil and refined products from the Company to Tesoro are recorded at intercompany transfer prices, which are based on market prices.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Cost of sales represents costs for purchases of crude oil and feedstocks that are sold between the Company and Tesoro, marine transportation costs charged to us for the use of marine vessels leased by Tesoro, and losses allocated for derivative contracts entered into by Tesoro on our behalf as discussed in Note E. Purchases of crude oil and feedstock that are sold between the Company and Tesoro are recorded at cost. Substantially all other purchases of crude oil and feedstocks which are used in production of refined products for sale to unrelated parties are facilitated by Tesoro and are not reflected in the amounts below. Amounts charged to the Company by Tesoro for use of marine vessels, including tankers, barges and tug boats, are based on usage by Tesoro Hawaii of the product being delivered to or usage of the vessels by Tesoro Hawaii in deliveries of refined product. Amounts recorded as cost of sales for related-party transactions for the six months ended June 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended
	June 30, 2013	June 30, 2012
Purchases of crude oil and feedstocks sold to Tesoro	$33,265	$62,371
Marine transportation costs	28,101	18,599
Losses on derivative contracts	9,701	13,615
Total cost of sales	$71,067	$94,585

Tesoro provides certain general and administrative services, including centralized corporate functions of legal, accounting, treasury, environmental, engineering, insurance, information technology and human resources along with national operations groups for the refining and retail segments.  For these services, the Company is obligated to reimburse Tesoro for the portion of its general and administrative expenses directly attributable to our operations. Direct allocations were made using various allocation methods, such as actual time incurred, head count, throughput, transactions processed, revenue or direct expense and asset balances assigned to the Company. In addition, for those general and administrative costs from centralized corporate functions that are not directly attributable to our operations, Tesoro allocates expense to us in the form of a management fee based on an average percentage derived from our average net property, plant and equipment, operating revenues and number of employees as compared to Tesoro’s consolidated operations.

Amounts recorded in the statements of combined operations for directly attributable costs charged to us by Tesoro for the six months ended June 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended
	June 30, 2013	June 30, 2012
Operating expenses	$6,601	$4,486
Selling, general and administrative expenses	2,094	4,146
Total corporate and national cost allocations	$8,695	$8,632

Management fees charged by Tesoro for the allocation of indirect corporate costs, including amounts allocated to us for stock-based compensation, are recorded in selling, general and administrative expenses and for the six months ended June 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended
	June 30, 2013	June 30, 2012
Management fees	$10,201	$8,817

NOTE J - OPERATING SEGMENTS

The Company’s revenues are derived from two operating segments: refining and retail.  Our refining segment operates the Refinery in Kapolei, Hawaii. The Refinery’s major processing units include crude distillation, vacuum distillation, visbreaking, hydrocracking, hydrotreating and naphtha reforming units, which produce gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy fuel oils, liquefied petroleum gas and asphalt. The Refinery has a crude oil capacity of 94 Mbpd. We sell these refined products, together with refined products purchased from third-parties, at wholesale through terminal facilities and other locations. Our refining segment also sells refined products to unbranded marketers and occasionally exports refined products to foreign markets. Our retail segment sells transportation fuels and convenience products through a network of retail stations under the Tesoro® brand. We do not have operations in foreign countries.

We evaluate the performance of our segments based primarily on segment operating income. Segment operating income includes those revenues and expenses that are directly attributable to management of the respective segment. Intersegment sales from refining to retail are made at prevailing market rates. Income tax expense (benefit), interest income (expense), net, and unallocated general and administrative expenses are excluded from segment operating income.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Segment information is as follows:

	Six Months Ended
	June 30, 2013	June 30, 2012
Revenues	(In thousands)
Refining:
Refined products	$1,449,719	$1,594,496
Crude oil resales and other	3,202	30,709
Retail:
Fuel (a)	93,594	99,994
Merchandise and other	17,501	17,538
Intersegment sales from Refining to Retail	(70,903)	(80,292)
Total Revenues	$1,493,113	$1,662,445
Segment Operating Income (Loss)
Refining (b)	$7,168	$31,718
Retail	1,610	(423)
Total Segment Operating Income	8,778	31,295
Unallocated costs	(2,234)	(625)
Operating Income	6,544	30,670
Interest income (expense), net	(61)	1,776
Earnings Before Income Taxes	$6,483	$32,446
Depreciation and Amortization Expense
Refining	$1	$12,552
Retail	1,331	1,285
Total Depreciation and Amortization Expense	$1,332	$13,837
Capital Expenditures
Refining	$1,532	$8,989
Retail	63	733
Total Capital Expenditures	$1,595	$9,722
______________
(a)
Federal and state motor fuel taxes on sales by our retail segment are included in both revenues and cost of sales in our statements of combined operations. These taxes, excluding credits, totaled $10.6 million and $11.4 million for the six months ended June 30, 2013 and 2012, respectively.

(b)
Includes a benefit of $14.3 million recognized during the period ended June 30, 2013. Par Petroleum has agreed to assume any ARO’s upon close of the Hawaii sale; therefore, we no longer expect to incur any removal or other closure costs for the Hawaii Refinery. This benefit is included in refining segment operating income.  See additional details on the Hawaii Sale in Note L.

	June 30, 2013	December 31, 2012
	(In thousands)
Identifiable Assets:
Refining	$141,812	$319,247
Retail	24,582	25,025
Total Assets	$166,394	$344,272

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE K - CONCENTRATIONS OF RISK

At June 30, 2013, Tesoro Hawaii had approximately 480 full-time employees of which approximately 25% are parties to collective bargaining agreements. During 2012, we completed the negotiation of collective bargaining agreements that are set to expire in 2015.

Our revenues primarily include transactions with government agencies, public utilities, and companies in the transportation industry. The percentage of total Company revenue for our largest customers, which are reflected in the refining segment, for the six months ended June 30, 2013 and 2012, was as follows:

	Six Months Ended
	June 30, 2013	June 30, 2012
Hawaii Electric Industries and affiliates	8%	11%
U.S. Government	6%	5%
Aloha Petroleum	6%	8%

Additionally, three customers in the refining segment represented a significant percentage of total Company receivables, net, at June 30, 2013 and December 31, 2012 as follows:

	June 30, 2013	December 31, 2012
U.S. Government	11%	21%
Hawaii Electric Industries and affiliates	14%	17%
Hai Soon Int’l Trading	13%	—%

NOTE L - SALE OF TESORO HAWAII

On January 8, 2013, Tesoro announced that they had been unable to sell Tesoro Hawaii as part of a previously announced sales process that started in January 2012. Tesoro announced that we would cease our refining operations and begin the process of converting the Refinery to an import, storage and distribution terminal while maintaining the existing distribution system to support marketing operations and fulfill supply commitments while continuing to offer the assets for sale. Based on the final proposals received during the fourth quarter of 2012 and the fair value indicated therein, management performed an impairment test on the long-lived assets for both the refining and retail reporting units. The fair value of the refining reporting unit, which includes the Refinery and terminal and distribution assets, was evaluated using the income approach through the use of discounted projected cash flows. The testing performed indicated the estimated fair value for the refining reporting unit was zero. The most recent bids for these assets also supported this fair value estimate. As a result, we recorded impairment charges for long-lived assets of $228.0 million at December 31, 2012, representing the entire net book value of property, plant and equipment of $187.7 million and deferred charges of $40.3 million. The long-lived assets of the retail reporting unit were not impaired at December 31, 2012, based on estimated cash flows and comparable market transaction data for similar retail operations.

Additionally, at December 31, 2012, we recognized AROs at a fair value of $19.5 million for estimated costs to be incurred, the timing of which could be reasonably determined based on the plans described above, to indefinitely idle the Refinery assets and convert certain storage tanks to terminal operations. These estimated costs to perform necessary work were determined based on unobservable inputs, including third-party and internal estimates. On April 30, 2013, we ceased refining operations and began the process of converting to an import, storage and distribution terminal.

TESORO HAWAII
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Pursuant to the continued marketing efforts to sell Tesoro Hawaii, Tesoro entered into an agreement with a subsidiary of Par Petroleum Corporation (“Par Petroleum”) on June 17, 2013 to sell its interest in Tesoro Hawaii including the Refinery, logistics assets and retail operations for a price of $75.0 million plus the market value of inventory and other net working capital as of the date of closing. Additional consideration includes an earnout arrangement payable over three years for an aggregate amount of up to $40.0 million based on gross margins earned in future periods. As a result of the Hawaii Sale agreement, we determined that the fair value of the AROs recognized as of December 31, 2012 had materially changed since the sale agreement requires that the Refinery be restarted and returned to normal operations. In addition, Par Petroleum has agreed to assume any ARO’s and other environmental obligations upon close of the Hawaii Sale with indemnification for environmental remediation costs on conditions existing as of the close date to be provided by Tesoro.  As of June 30, 2013, $5.2 million of the previously recognized $19.5 million AROs had been committed for spending by Tesoro. Thus, a benefit of $14.3 million was recognized in the period ended June 30, 2013 to derecognize the remaining AROs associated with the Refinery conversion. All amounts associated with the impairment charges and recognition of AROs are included in the loss on asset disposals and impairments in our statements of combined operations.

We expect to incur approximately $28.7 million of turnaround and maintenance spending, of which $23.7 million was reimbursed to us by Par Petroleum pursuant to the Hawaii Sale agreement, to restart our refining operations prior to closing. We recognized the net expense for the restart activity in operating expenses as incurred during the third quarter of 2013.

The closing of the Hawaii Sale occurred on September 25, 2013. In connection with the Hawaii Sale, Tesoro entered into a transition services agreement by which it will provide certain accounting and administrative services to Par Petroleum related to Hawaii for a period up to 12 months.